EXHIBIT 99.1

Brush Engineered Materials Inc. Reports Sales up 39%
and an EPS of $0.35 for The Second Quarter of 2006

Company Raises the Outlook for the Year

Cleveland, Ohio — July 27, 2006 — Brush Engineered Materials Inc. (NYSE-BW) today reported second quarter sales of $187.1 million, up $52.4 million or 39% compared to the second quarter of 2005. Net income for the second quarter was $7.0 million and diluted earnings per share was $0.35, up 26% compared to net income of $5.5 million and earnings per share of $0.29 for the second quarter of 2005. Sales and earnings were at the high end of the increased expectations for the quarter that were announced on July 11, 2006.

The strong sales growth in the second quarter continued to be driven by a combination of increased demand from the Company’s major markets, especially from the consumer electronics related markets, added sales from acquisitions made subsequent to the first quarter of the prior year and higher metal prices. Demand in the quarter was strong in the magnetic data storage, telecommunications and computer, and industrial component market segments. The growth was also driven in part by solid performance from new product applications in the magnetic data storage, wireless photonics, handset, semiconductor, oil and gas, heavy equipment and aerospace markets. The 2005 and 2006 acquisitions resulted in an additional $8.2 million of sales in the quarter. Approximately 45% or $23.0 million of the year-over-year sales increase in the quarter was related to higher precious and base metal prices. Sales growth net of metal prices was approximately 22%. The second quarter was a record sales quarter and the fourteenth consecutive quarter where sales were higher than the comparable quarter of the prior year.

Gross margin was 21.3% in the quarter, an improvement of approximately 1.0 point compared to the first quarter 2006 gross margin, and an improvement of approximately 2.0 points compared to the fourth quarter of 2005. The improvement in gross margin is driven by the higher sales volume, profit contribution from the recent acquisitions and operating efficiencies. While gross margin improved, earnings during the quarter continued to be negatively impacted compared to the prior year by higher base metal prices, primarily copper. While the portion of sales of our copper-based materials that include a copper price pass through continued to increase during the quarter, the Company was unable to pass through approximately $2.4 million of the higher copper costs during the quarter. This negatively impacted gross margin percent by 1.3 points.

Income before income taxes was $10.2 million, up $4.4 million or approximately 76% compared to the same period of last year. A 31.5% tax rate was applied to the second quarter income before income taxes versus 4.3% in the second quarter of 2005. The major difference between the two rates is that in 2005 the domestic federal tax expense was offset by the reversal of a portion of the Company’s deferred tax asset valuation allowance. Therefore, the second quarter 2006 earnings per share improvement of $0.06 per share is negatively affected by approximately $0.08 per share due to the prior year having the lower effective rate.

For the first six months of the year sales were $354.8 million, up 34% compared to the same period of the prior year. Sales growth net of metal prices was approximately 22%. The first half net income was $12.2 million or $0.62 diluted per share, up $2.4 million compared to net income of $9.8 million or $0.51 diluted per share for the first half of 2005. A 31.7% tax rate was applied to the first six months’ income before income taxes versus 7.2% for the same period last year negatively affecting earnings per share by approximately $0.13 due to the prior year lower effective rate. On a pre-tax basis, year-to-date earnings are $17.9 million compared to $10.6 million in the prior year, an increase of 69%.

BUSINESS SEGMENT REPORTING

Microelectronics Group

The Microelectronics Group includes Williams Advanced Materials Inc. (WAM) and Electronic Products.

The Microelectronics Group’s sales for the second quarter of 2006 were $90.4 million, 61% above second quarter 2005 sales of $56.1 million. Sales for the first six months of 2006 were $171.9 million, 61% above 2005 first half sales of $107.0 million. Operating profit for the second quarter was $9.1 million, 90% above the second quarter of 2005. Operating profit year to date was $17.9 million, up $9.4 million or more than double the first half 2005 operating profit of $8.5 million.

WAM’s 2006 second quarter sales were $82.9 million, 66% above second quarter 2005 sales of $49.8 million. WAM’s sales for the first half were $158.3 million, 68% above the same period last year. Approximately 45% of the growth in the second quarter and 33% of the growth year to date is due to higher precious metal prices which are passed through to customers. The remainder of sales growth in the second quarter and the first half of 2006 is due to continued strong demand and new product applications in magnetic data storage, wireless handset, photonics and semiconductor markets as well as added sales from acquisitions. Subsequent to the first quarter of 2005, WAM acquired OMC Scientific Holdings Limited, Thin Film Technology, Inc. and CERAC, incorporated. These three acquisitions added $8.2 million or 25% of WAM’s sales growth in the second quarter and $17.0 million or 26% of the growth in the first half of 2006 versus the same periods last year. WAM continues to make progress on expanding its geographic reach in Europe and Asia.

Electronic Products’ second quarter sales were $7.5 million and first half sales were $13.6 million, up 19% and 5%, respectively, as compared to the second quarter and first half of 2005.

Metal Systems Group

The Metal Systems Group consists of Alloy Products, Technical Materials, Inc. (TMI), Beryllium Products and Brush Resources Inc.

The Metal Systems Group’s second quarter sales were $96.7 million, 23% higher than second quarter 2005 sales of $78.5 million. Year-to-date sales of $182.9 million were 16% higher than sales of $158.0 million for the prior year.

The Metal Systems Group had a second quarter operating profit of $2.6 million, down 26% from the second quarter of 2005. The operating profit for the first half of 2006 was $4.6 million versus $6.1 million for the first half of 2005. Operating profit for the second quarter and the first half as compared to the same periods last year was negatively affected by higher base metal costs and SG&A expenses.

Alloy Products’ 2006 second quarter sales of $69.0 million and first half sales of $129.3 million were up 35% and 25%, respectively, as compared to second quarter sales of $51.1 million and first half sales of $103.7 million for 2005. A portion of the increase in Alloy Products’ sales was due to higher copper prices while Alloy’s margins were reduced, as all of the higher cost could not be passed through. However, Alloy continues to make progress to increase the portion of its sales that include the metal price pass through. Over 40% of the Alloy Products’ sales growth in the first half was from strong demand in Asia. Strip form products sales grew 27% in the second quarter and 19% for the first six months of the year compared to the prior year particularly due to strong demand from the telecommunications handset market segment and automotive electronics. Bulk form product sales were up 46% in the second quarter and 35% year-to-date 2006. Alloy bulk products continues to benefit from the acceptance of its new products, particularly, ToughMet®, which grew 56% in the second quarter and 50% in the first half of the year. Key ToughMet applications include instrumentation housing for oil and gas product applications and bushings and bearings in heavy equipment and aircraft. Although order entry has been strong, sales to the automotive, telecommunications and computer markets are expected to be affected by the normal third quarter domestic and European seasonal factors which in turn will be partially offset by new product growth.

TMI’s second quarter sales of $18.0 million were up 44% compared to the second quarter of 2005. Sales of $35.9 million for the first half of 2006 were up 42% compared to the first half of 2005. The stronger sales growth in the second quarter and the first half has been fueled by strong demand from computer and telecommunications and the automotive electronics markets. New product growth, including disk drive arms for computers and energy and medical product applications, has contributed to TMI’s strong growth throughout the first half of the year.

Beryllium Products’ second quarter sales were $9.7 million and first half sales were $17.7 million, down 17% and 32%, respectively, compared to the same periods of last year. The decline in sales during the second quarter and first half were a result of the absence of sales of optical mirror materials for NASA’s James Webb Space Telescope. These materials were delivered under a material supply contract that was substantially completed in the second quarter of 2005. Sales attributed to the Telescope project were $2.6 million lower in the second quarter 2006 and $8.6 million lower in the first half of 2006 as compared to the same periods of 2005. Beryllium Products’ sales in its other product lines were up 9% in the second quarter and 3% for the first six months versus the same periods in 2005. It is anticipated that sales related to defense will pick up in the second half of this year.

Brush Resources supplies material input to businesses in the Metal Systems Segment as well as to one external customer. There were no external sales in the first half of 2006 versus $3.2 million in the second quarter of 2005. It is anticipated that there will be external sales during the second half totaling slightly less than the 2005 external annual sales.

OUTLOOK

Most of our markets have been stronger than expected through the first two quarters of the year and we continue to make good progress with our new products and our efforts to penetrate new markets, both domestically and internationally. We are also making good progress with our initiatives to improve margins and our acquisitions are adding to the growth in profits.

These positive factors are expected to continue throughout the third quarter and will help to cushion the effect of the normal seasonal factors that usually result in lower revenues in the third and fourth quarters of the year relative to the first and second quarters. At this time, we expect sales for the third quarter to be in the range of $170.0 to $180.0 million, up approximately 25% to 33% compared to the same quarter of the prior year. Earnings are expected to be in the range of $0.23 to $0.28 per share.

While we are seeing some overall seasonal softening of demand in certain segments of our markets and our markets are subject to unpredictable short-term effects on demand due to inventory swings, we are optimistic about the balance of the year.

Assuming no change in the factors noted above and no significant change in overall market conditions, whether driven by macro economic conditions or the uncertainties caused by the conflict in the Mideast, we are raising our outlook for the year. At this time, we expect sales for the year to be in the range of $690.0 to $710.0 million, up approximately 28% to 31%. Earnings for the year are now expected to be in the range of $1.09 to $1.17 compared to the previous estimate of $0.95 to $1.10 per share.

CHAIRMAN’S COMMENTS

Commenting on the results, Dick Hipple, Chairman, President and CEO, stated, “I am pleased to report the record sales quarter and the substantial improvement in earnings for the second quarter. We continue to be encouraged with the acceptance of our new products in the marketplace, international growth and opportunity, progress on operational improvements and our success with niche acquisitions. We look forward to the continued progress for the remainder of the year.”

CONFERENCE CALL

Brush Engineered Materials will conduct a teleconference in conjunction with today’s release. The teleconference begins at 2:00 p.m. Eastern Time, July 27, 2006. The conference call will be available via webcast through the Company’s website at www.beminc.com or through www.InvestorCalendar.com. By phone please dial (877) 407-0782, callers outside the U.S. can dial (201) 689-8567.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned herein:

•	The global and domestic economies;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being telecommunications and computer, magnetic and optical data storage, aerospace and defense, automotive electronics, industrial components and appliance;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for the remainder of 2006;

•	Our success in developing and introducing new products and applications;

•	Our success in integrating newly acquired businesses;

•	Our success in implementing our strategic plans and the timely and successful completion of any capital projects;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including cost and availability of materials, tax rates, exchange rates, pension and other employee benefit costs, energy costs, regulatory compliance costs, and the cost and availability of insurance;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations; and

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects.

Brush Engineered Materials Inc., commemorating its 75th year in 2006, is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
216/383-6823

Media:

Patrick S. Carpenter
216/383-6835

http://www.beminc.com

Consolidated Balance Sheets
(Unaudited)

	June 30,	Dec 31
(Dollars in thousands)	2006	2005
Assets
Current assets
Cash and cash equivalents	$12,591	$10,642
Accounts receivable	87,586	69,938
Inventories	131,904	104,060
Prepaid expenses	18,500	14,417
Deferred income taxes	1,137	1,118

Total current assets	251,718	200,175
Other assets	18,256	8,252
Related-party notes receivable	98	358
Long-term deferred income taxes	—	4,109
Property, plant and equipment	556,224	540,420
Less allowances for depreciation,
depletion and impairment	377,005	363,358

	179,219	177,062
Goodwill	15,369	12,746

	$464,660	$402,702

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$24,798	$23,634
Current portion of long-term debt	632	636
Accounts payable	23,546	20,872
Other liabilities and accrued items	45,208	38,522
Unearned revenue	1,174	254
Income taxes	755	726

Total current liabilities	96,113	84,644
Other long-term liabilities	7,761	8,202
Retirement and post-employment benefits	68,023	65,290
Deferred income taxes	1,296	172
Long-term debt	53,882	32,916
Shareholders’ equity	237,585	211,478

	$464,660	$402,702

See notes to consolidated financial statements.

Consolidated Statements of Income
(Unaudited)

	Second Quarter Ended		First Half Ended
	June 30,	July 1,	June 30,	July 1,
(Dollars in thousands except share and per share amounts)	2006	2005	2006	2005
Net sales	$187,078	$134,651	$354,801	$265,023
Cost of sales	147,259	105,545	280,839	207,340

Gross margin	39,819	29,106	73,962	57,683
Selling, general and administrative expenses	27,194	18,933	51,103	37,634	18,933
Research and development expenses	954	1,295	2,035	2,536
Other-net	377	1,453	702	3,664

Operating profit	11,294	7,425	20,122	13,849
Interest expense	1,125	1,646	2,267	3,268

Income before income taxes	10,169	5,779	17,855	10,581
Income taxes	3,201	249	5,660	764

Net income	$6,968	$5,530	$12,195	$9,817

Per share of common stock: basic	$0.36	$0.29	$0.63	$0.51
Weighted average number
of common shares outstanding	19,593,000	19,224,000	19,428,000	19,211,000
Per share of common stock: diluted	$0.35	$0.29	$0.62	$0.51
Weighted average number
of common shares outstanding	19,865,000	19,352,000	19,680,000	19,374,000